SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2003

NEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25247	95-4675095
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421

Address of principal executive offices

423-296-8213

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Item 2.    Acquisition or Disposition of Assets.

Pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated as of July 31, 2003, by and among LFI Acquisition Company (a wholly owned subsidiary of Next, Inc. (the “Company”)), Lil’ Fan, Inc. (“Lil’ Fan”), Stan Howard & Associates, Inc. (“SH&A”) and Stanley R. Howard, the Company, through a subsidiary, acquired all of the operating assets of Lil’ Fan.

Lil’ Fan is a full line design and merchandising company primarily focusing on children’s licensed college and motor sports products. The company currently has licenses for over 120 major university and colleges as well as the Indianapolis Motor Speedway, International Speedway Corporation, and Garfield amongst its other licenses. Lil’ Fan has an extensive customer base including major college bookstore chains (Follett’s, Barnes & Noble, College Bookstores of America, and Nebraska Book Company); national department stores such as JC Penney’s, Dillard’s, and Von Maur; significant auto racing events such as the Indianapolis 500, Brickyard 400, Daytona 500, National Hot Rod Association; and also ships to over 200 United States military bases around the world through a vendor agreement with both military buying units: NEXCOM and AAFES.

Consideration for the acquisition was: $237,500 cash, 180,000 shares of Next, Inc. common stock, up to an additional 270,000 shares of Next, Inc. on a deferred basis (November 30, 2004, 2005 and 2006) pursuant to an earn-out arrangement, and assumed debt. The financial terms of the transaction were determined by negotiation between representatives of the Company and representatives of the companies acquired. The cash portion of the purchase price was funded from cash generated from a sale of common stock and warrants to a group of private investors and from the operations of the Company.

The Company intends to continue to operate the business of Lil’ Fan after the acquisition.

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Item 7. Financial Statements and Exhibits

(a)	Consolidated Financial Statements of Lil’ Fan:

To be provided by amendment.

(b)	Pro Forma Financial Information

To be provided by amendment.

(c)	Exhibits

2.1	Asset Purchase Agreement dated as of July 31, 2003 by and among (i) LFI Acquisition Company, (ii) Lil’Fan, Inc. (iii) Stan Howard & Associates, Inc. and (iv) Stanley R. Howard.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2003	NEXT, INC. By: /s/ Dan F. Cooke Dan F. Cooke, Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Asset Purchase Agreement dated as of July 31, 2003, by and among (i) LFI Acquisition Company, (ii) Lil’ Fan, Inc., (iii) Stan Howard & Associates, Inc., and (iv) Stanley R. Howard.